Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-171806
Product Supplement No. STEPS-1 (To Prospectus dated January 28, 2011 and Prospectus Supplement dated January 28, 2011) August 30, 2012
STEP Income Securities® Linked to a Single Equity Security
•	The STEP Income Securities® (the “notes”) are senior unsecured debt securities issued by Royal Bank of Canada. The notes are not principal protected. Payments on the notes are subject to our credit risk.
•	This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.
•	The term sheet will also identify the Underlying Stock, which will be a common equity security issued by a company other than us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or our respective affiliates.
•	You will receive periodic interest payments on the notes at the rate and on the dates specified in the applicable term sheet.
•	At maturity, in addition to the final interest payment on your notes, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Underlying Stock from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.
•	Unless the applicable term sheet provides otherwise:
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If the Ending Value is equal to or greater than the Step Level (as defined below), then you will receive at maturity a Redemption Amount equal to the Original Offering Price (as defined below) plus the Step Payment (as defined below).

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If the Ending Value is less than the Step Level but is equal to or greater than a value that reflects a specified percentage of the Starting Value (the “Threshold Value”), then you will receive at maturity a Redemption Amount equal to the Original Offering Price.

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If the Ending Value is less than the Threshold Value, then you will receive at maturity a Redemption Amount equal to the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Underlying Stock in excess of the Threshold Value.

•	The “Step Level” will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value, and will be set forth in the applicable term sheet.
•	The “Step Payment,” if any, is a cash payment per unit at maturity equal to a specified percentage of the Original Offering Price, and will be set forth in the applicable term sheet.
•	The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. We may set the interest rate, the Threshold Value, the Step Level, and/or the Step Payment, on the pricing date of the notes, which will be the date the notes are priced for initial sale to the public. The term sheet may also set forth a minimum number of units that you must purchase.
•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.
•	MLPF&S and one or more of its affiliates may act as our agents to offer the notes.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other Canadian or U.S. governmental agency or instrumentality.  Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-8.  You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

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“STEP Income Securities®” and “STEPS” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

In this product supplement, when we refer to the “notes,” including your notes, we mean the notes described in this product supplement.  Also, references to the “prospectus” mean our prospectus, dated January 28, 2011, as supplemented by our prospectus supplement, dated January 28, 2011.  References to the “term sheet” or the “applicable term sheet” mean the term sheet that describes the specific terms of your notes.

THE NOTES ARE PART OF A SERIES

The notes, including your notes, are part of a series of senior debt securities entitled “Senior Global Medium Term Notes, Series E,” that we may issue under our senior indenture, dated as of October 23, 2003, as it has been and may be amended from time to time, between Royal Bank of Canada and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee (the “senior indenture”).  This product supplement summarizes financial and other terms that apply generally to the notes, including your notes.  We describe terms that apply generally to all Series E medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

SPECIFIC TERMS WILL BE DESCRIBED IN A TERM SHEET

The specific terms of your notes will be described in the applicable term sheet accompanying this product supplement.  The terms described there supplement those described here and in the accompanying prospectus and prospectus supplement.  If the terms described in the applicable term sheet are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the applicable term sheet will supersede.

SUMMARY

This product supplement relates only to the notes and does not relate to the Underlying Stock described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement and accompanying prospectus supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, and the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, and the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.

What are the notes?

The notes are senior unsecured debt securities issued by Royal Bank of Canada, and are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC, or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including interest payments and any repayment of principal, will be subject to our credit risk. Each series of notes will mature on the date set forth in the applicable term sheet. We cannot redeem notes at any earlier date, except under the limited circumstances described in this product supplement.  The notes are not principal protected, and you may lose some or all of your investment depending on the performance of the Underlying Stock.

The notes are designed for investors who seek periodic interest payments and who want the opportunity to receive an additional fixed payment, if any, at maturity if the Ending Value of the Underlying Stock equals or exceeds the Step Level on a date shortly before the maturity date of the notes.  In such event, investors in the notes must be willing to accept that the additional fixed payment at maturity, if any, will not exceed the Step Payment.  Investors must also be willing to accept that at maturity there will be no Step Payment if the Ending Value of the Underlying Stock is below the Step Level on the Valuation Date (as defined below).

Further, investors must be willing to accept that their investment may result in a loss if the value of the Underlying Stock decreases below the Threshold Value over the term of the notes. The notes will pay interest, but will not guarantee any return of principal at maturity.

Investors in the notes must be willing to bear the risk of loss of all or substantially all of their investment.

Are the notes equity or debt securities?

The notes are our senior debt securities and are not secured by collateral. You will receive periodic interest payments.  However, the notes will differ from traditional debt securities in that their return is linked to the performance of an Underlying Stock, and they are not principal protected.  At maturity, you will receive the final interest payment due on your notes.  In addition, at maturity, you may receive an amount that is greater than, less than or equal to the Original Offering Price, depending upon the performance of the Underlying Stock over the term of the notes. We describe below how this amount at maturity is determined.

Will you receive interest on the notes?

Yes.  You will receive periodic interest payments on the notes at the rate and on the dates specified in the applicable term sheet.  Interest on the notes will be paid quarterly, unless otherwise set forth in the applicable term sheet.  See “Description of the Notes—Interest.”

Is it possible for you to lose some or all of your investment in the notes?

Yes. You will receive at maturity a Redemption Amount that is less than the Original Offering Price of your notes if the Ending Value is less than the Threshold Value.

The Redemption Amount you will receive at maturity per unit of the notes, if the Ending Value is less than the Threshold Value, will be equal to the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Underlying Stock in excess of the Threshold Value. In no event will the Redemption Amount be less than zero.

You should carefully review the applicable term sheet to determine the extent to which your principal is at risk. Further, if you sell your notes prior to maturity, you may find that the market value per unit is less than the Original Offering Price.

Is the return on the notes limited in any way?

Yes.  Your opportunity to participate in possible increases in the value of the Underlying Stock through an investment in the notes is limited.  This is because your return on the notes will never exceed the sum of (a) the periodic interest payments over their term and (b) the Step Payment, if any, payable at maturity.  This will be the case regardless of the extent to which the Ending Value exceeds the Starting Value and the Step Level.

Each term sheet will set forth examples of hypothetical Ending Values, the Threshold Value, the Step Level, the Step Payment, and the hypothetical Redemption Amounts.

What is the Underlying Stock?

The Underlying Stock will consist of the common equity securities of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by American Depositary Receipts (“ADRs”) registered under the Exchange Act.

The applicable term sheet will set forth information as to the specific Underlying Stock, including information as to the historical prices of the Underlying Stock. However, historical values of the Underlying Stock are not indicative of the future performance of the Underlying Stock or the performance of your notes.

How will the Redemption Amount be calculated?

At maturity, in addition to any interest that is payable, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than or equal to the Step Level, then the Redemption Amount will equal:

•	If the Ending Value is less than the Step Level but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The “Step Level” will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value.  The Step Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Step Payment,” if any, is a cash payment per unit at maturity equal to a specified percentage of the Original Offering Price and will be set forth in the applicable term sheet.

The “Threshold Value” will be a price of the Underlying Stock that reflects a specified percentage of the Starting Value, and will be less than or equal to 100% of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per unit will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. As a result, if the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value.

How will the Starting Value and the Ending Value be determined?

The “Starting Value” will be the price of the Underlying Stock on the pricing date determined as set forth in the applicable term sheet.

The “Ending Value” will be the Closing Market Price (as defined below) of the Underlying Stock on the Valuation Date multiplied by the Price Multiplier (as defined below).

In the event that a Market Disruption Event occurs and is continuing on the Valuation Date, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—Determining the Starting Value and the Ending Value.”

The “Valuation Date” will be a date shortly before the maturity date of the notes.  The actual Valuation Date will be determined on the pricing date and set forth in the term sheet made available in connection with sales of the notes.

Who will determine the Redemption Amount?

The calculation agent will make all determinations associated with the notes, such as determining the Starting Value, the Ending Value, the Threshold Value and the Redemption Amount. Unless otherwise set forth in the applicable term sheet, we will appoint MLPF&S, or one of its affiliates, or another entity, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in any of the Underlying Stocks?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in any Underlying Stocks.

Who are the agents for the notes?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The agents may solicit offers to purchase the notes from non-U.S. investors only in reliance on available private placement exemptions. With respect to each note, restrictions on sales to investors outside the United States may be set forth in a private offering supplement to the applicable term sheet.

Will the notes be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Market Disruption Events.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risks. The notes are not principal protected and you may lose some or all of your investment. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-1 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal.  The notes are not principal protected. There is no fixed repayment amount of principal on the notes at maturity. If the Ending Value is less than the Threshold Value, then the Redemption Amount will be an amount in cash that reflects the percentage decrease of the Underlying Stock in excess of the Threshold Value, and it will be less than the Original Offering Price of your notes. As a result, depending on the performance of the Underlying Stock, you may lose all or a substantial portion of your investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the note is appropriate in light of the amount of your investment that you are prepared to place at risk.

You will not receive a Step Payment at maturity unless the Ending Value of the Underlying Stock is greater than or equal to the Step Level on the Valuation Date.  If the Ending Value of your notes is less than the Step Level on the Valuation Date, you will not receive a Step Payment on the maturity date.  This will be the case notwithstanding the fact that the value of the Underlying Stock to which your notes are linked may be equal to or greater than the Step Level at certain points during the term of the notes.

Your return on the notes, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any.  Your return on the notes is based on the periodic interest payments over the term of the notes and on the increase in the Underlying Stock from the Starting Value to the Ending Value.  However, your return on the notes will never exceed the sum of (i) the periodic interest payments over the term of the notes and (ii) the Step Payment, if any, at maturity, regardless of the extent to which the Ending Value exceeds the Step Level.

Your yield may be less than the yield on a conventional debt security of comparable maturity.  Because the Redemption Amount payable at maturity may be less than the Original Offering Price, the aggregate yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return may be less than a comparable investment directly in the Underlying Stock.  Although your return on the notes is limited to the sum of the interest payments over the term of the notes and the Step Payment, if any, a direct investment in the Underlying Stock would allow you to receive the full benefit of any appreciation in the value of the Underlying Stock.  Your return on the notes, if any, will not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or distributions made on them.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of each interest payment on the notes and the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the applicable payment date.  This will be the case even if the value of the Underlying Stock increases after the pricing date.  No assurance can be given as to what our financial condition will be on any payment date.  If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of the notes.  However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Underlying Stock, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Stock.  In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from these of our affiliates. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any,  at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs.  In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account.  Among these factors are certain costs associated with developing, hedging, and offering the notes.  In addition to the underwriting discount, the applicable public offering price may include a hedging related charge, which reflects an estimated profit earned by MLPF&S or one of its affiliates from the hedging related transactions associated with the notes.  In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or one of its affiliates.   All of these charges related to the notes reduce the economic terms of the notes.

Assuming there is no change in the value of the applicable Underlying Stock and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the applicable public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any agent or broker-dealer, could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for your notes will ever develop or be maintained.  Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in any secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Underlying Stock. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that an agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which an agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in any secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Underlying Stock prior to the Valuation Date.  Changes in the value of the Underlying Stock during the term of the notes before the applicable Valuation Date will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value, taking into account the Step Level and the Threshold Value. No other values of the Underlying Stock will be taken into account. As a result, you will receive a Redemption Amount that is less than the Original Offering Price of your note, even if the value of the Underlying Stock has increased at certain times during the term of the notes before decreasing to a value that is less than the Threshold Value on the Valuation Date.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.  Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have the notes redeemed prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for the notes or no market at all.  Even if you were able to sell the notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Underlying Stock.  Because the Redemption Amount is tied to the Ending Value, determined by reference to the value of the Underlying Stock on the Valuation Date, the market value of the notes at any time generally will depend to a significant extent on the value of the Underlying Stock.  The value of the Underlying Stock will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the applicable Underlying Stock is traded, and the market segments of which the Underlying Stock is a part.  Even if the value of the Underlying Stock increases after the applicable pricing date, if you are able to sell the notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the impact of the Threshold Value and the anticipation that the value of the Underlying Stock will continue to fluctuate until the Ending Value is determined.  If you sell the notes when the value of the Underlying Stock is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the Original Offering Price of the notes.  In general, the market value of the notes will decrease as the value of the Underlying Stock decreases, and increase as the value of the Underlying Stock increases (up to the Step Level).  However, as the value of the Underlying Stock increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.  In addition, due to the Step Payment, we do not expect that the notes will trade in any secondary market at a level above the sum of the Original Offering Price and the applicable Step Payment, except to the extent that the market value of the notes is impacted by their interest rate.

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Volatility of the Underlying Stock.  Volatility is the term used to describe the size and frequency of market fluctuations.  The volatility of the Underlying Stock during the term of the notes may vary.  In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes.  Increases or decreases in the volatility of the Underlying Stock may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Underlying Stock and the value of the notes.

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Interest Rates.  We expect that changes in interest rates will affect the market value of the notes.  In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and any applicable markets outside of the United States, and, in turn, the value of the Underlying Stock

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Dividend Yields. In general, if the dividend yield of an Underlying Stock increases, we anticipate that the market value of the notes will decrease; conversely, if its dividend yield decreases, we anticipate that the market value of your notes will increase.

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Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

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Time to Maturity.  There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Underlying Stock prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach the expected Redemption Amount and interest payment to be paid at maturity.

Our purchases and sales, and those of the agents, may affect your return.  We, the agents, and our respective affiliates may from time to time buy or sell shares of the applicable Underlying Stock, or futures or options contracts on the Underlying Stock for our own or their own accounts for business reasons.  We also expect to enter into these transactions in connection with hedging our obligations under the notes.  These transactions could affect the value of the Underlying Stock in a manner that could be adverse to your investment in the notes.  Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of the Underlying Stock.  Consequently, the values of the Underlying Stock may change subsequent to the applicable pricing date, affecting the value of the Underlying Stock and therefore the market value of the notes.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you.  We, the agents, and our respective affiliates may engage in trading activities related to the Underlying Stock that are not for your account or on your behalf.  We, the agents, and our respective affiliates from time to time may buy or sell shares of the Underlying Stock or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes.  We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Underlying Stock.  These trading and underwriting activities could affect the Underlying Stock in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the periodic interest payments and Redemption Amount due on the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Underlying Stock. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

We, the agents, or our respective affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the value of the Underlying Stock on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we, the agents, or our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular series of the notes.  We, the agents or our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases.  However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management.  These trading activities, if they influence the Underlying Stock or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities, and those of the agents, may affect your return on the notes and their market value.  We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Underlying Stock.  Accordingly, these hedging activities may increase or decrease the market value of the notes prior to maturity, including on the Valuation Date, and the applicable Redemption Amount.  In addition, we, the agents or our respective affiliates may purchase or otherwise acquire a long or short position in the notes.  We, the agents or our respective affiliates may hold or resell the notes.  Although we have no reason to believe that any of those activities will have a material impact on the value of the Underlying Stock, these activities may affect the value of the Underlying Stock and the market value of the notes prior to maturity or the Redemption Amount.

The calculation agent will have the authority to make determinations that could affect the value of your notes.  We expect to appoint MLPF&S or one of its affiliates as the calculation agent for notes and as such it will have discretion in making various determinations that affect your notes.  The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return at maturity and their market value” above.

Significant aspects of the U.S. federal income tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this product supplement. Although the U.S. federal income tax treatment of the stated periodic interest payments is uncertain, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The IRS has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Income Tax Summary” in this product supplement. You should consult your tax advisor about your own tax situation.

A 30% U.S. federal withholding tax will be withheld on the stated periodic interest payments paid to non-U.S. holders. While the U.S. federal income tax treatment of the notes (including proper characterization of the stated periodic interest payments for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the stated periodic interest payments made to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. We will not pay any additional amounts in respect of such withholding.

Please read carefully the section entitled “U.S. Federal Income Tax Summary” in this product supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to the Underlying Stock

You will have no rights as a securityholder, you will have no rights to receive shares of any Underlying Stock, and you will not be entitled to dividends or other distributions by any Underlying Company.  The notes are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in the notes will not make you a holder of shares of any Underlying Stock.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock.  As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value and the Threshold Value. Your notes will be paid in cash and you have no right to receive delivery of shares of any Underlying Stock.

If the Underlying Company is listed on a foreign exchange, your return may be affected by factors affecting international securities markets. An Underlying Stock (or the common equity securities underlying an ADR) may be listed on a non-U.S. stock exchange, in addition to its U.S. listing.   Therefore, the return on your notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any Underlying Company and are not responsible for any disclosure made by any other company.  We, the agents, or our respective affiliates currently, or in the future, may engage in business with the Underlying Company, and we, the agents, or our respective affiliates may from time to time own shares of the Underlying Company. However, none of us, the agents, or any of our respective affiliates have the ability to control the actions of any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by the Underlying Stock. You should make your own investigation into the Underlying Stock and the Underlying Company.

Our business activities and those of the agents relating to the Underlying Company may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.  In connection with these activities, we, the agents or our respective affiliates may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the value of the Underlying Stock and, consequently, the market value of the notes.  None of us, the agents, or our respective affiliates make any representation to any purchasers of the notes regarding any matters whatsoever relating to the Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The selection of a company as an Underlying Company does not reflect any investment recommendations from us, the agents, or our respective affiliates.

The Underlying Company will have no obligations relating to the notes and none of us, the agents or our respective affiliates will perform any due diligence procedures with respect to the Underlying Company.  Neither we nor any agent will control the Underlying Company, and the Underlying Company will not have authorized or approved the notes in any way. Furthermore, the Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might affect the value of the Underlying Stock or the value of the notes.  The Underlying Company will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes.  No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

None of us, the agents, or our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of notes.  Neither we nor any agent makes any representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of any Underlying Stock.  Any prospective purchaser of the notes linked to an Underlying Stock should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Company.  The Price Multiplier, Ending Value, and Redemption Amount may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.”  However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions.  The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity may adversely affect the determination of the Closing Market Price of the Underlying Stock, the Ending Value~~,~~ and the Redemption Amount, and, as a result, the market value of the notes.

Risks Relating to Underlying Stocks that Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company.  If the Underlying Stock is an ADR, each share of that Underlying Stock will represent shares of the relevant Underlying Company.  The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR.  If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares.  Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remain stable or increase, or does not decrease to the same extent.  As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of your notes.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR.  Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes linked to such ADRs.

Other Risk Factors Relating to the Applicable Underlying Stock

The applicable term sheet may set forth additional risk factors as to the Underlying Stock that you should review prior to purchasing the notes.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we expect to enter into hedging transactions with one or more of our affiliates, or with one or more of the agents or their affiliates, involving purchases of securities, commodities, or other assets linked to the Underlying Stock and/or listed and/or over-the-counter derivative instruments linked to the Underlying Stock prior to or on the pricing date.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the agents, and our respective affiliates may:

•	acquire or dispose of the Underlying Stock;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the price of the Underlying Stock; or

•	any combination of the above two.

We, the agents, and our respective affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the agents, and our respective affiliates may close out our or their hedges on or before the maturity date.  That step may involve sales or purchases of the Underlying Stock or over-the-counter derivative instruments linked to the Underlying Stock.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Risk Factors – Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return at maturity and the market value of the notes” in this product supplement for a discussion of these adverse effects.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Senior Global Medium-Term Notes, Series E” that will be issued under the senior indenture, as amended and supplemented from time to time.  The senior indenture is described more fully in the prospectus and prospectus supplement.  The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of the notes will be set forth in the applicable term sheet.  The notes will mature on the date set forth in the applicable term sheet.  We cannot otherwise redeem the notes prior to the maturity date, except as described below under “—Anti-Dilution Adjustments—Reorganization Events.”

The notes are not principal protected.

Prior to the applicable maturity date, the notes are not repayable at the option of any holder.  The notes are not subject to any sinking fund.  The notes are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue the notes in denominations of whole units, each with a specified Original Offering Price.  The CUSIP number for each series of the notes will be set forth in the applicable term sheet.  You may transfer the notes only in whole units.

Interest

The notes will bear periodic interest payments at the rate specified in the applicable term sheet.  Unless otherwise set forth in the applicable term sheet, the interest will be paid quarterly in cash in arrears on each interest payment date specified in the applicable term sheet.  Interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment on an interest payment date will include interest accrued from, and including, the issue date or the most recent interest payment date for which interest has been paid or provided for, as the case may be, to, but excluding, that interest payment date.  Unless otherwise specified in the applicable term sheet, for so long as the notes are held in book-entry only form, we will pay interest to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date. If an interest payment date falls on a day that is not a business day, that interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of the delayed payment.

Unless otherwise set forth in the applicable term sheet, a “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Notwithstanding the foregoing, the final payment of interest and the Redemption Amount will be paid to the person in whose names the notes are registered on the maturity date.

Payment at Maturity

At maturity, in addition to the final interest payment on the notes, and unless the applicable term sheet provides otherwise, you will receive (subject to our credit risk as issuer of the notes) a Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Step Level, then the Redemption Amount will equal:

•	If the Ending Value is less than the Step Level but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The “Step Level” is a price of the Underlying Stock that reflects a specified percentage above the Starting Value.  The Step Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Step Payment,” if any, is a payment at maturity equal to a specified percentage of the Original Offering Price per unit and will be set forth in the applicable term sheet.

The “Threshold Value” is a price of the Underlying Stock that reflects a specified percentage of the Starting Value, and will be less than or equal to 100% of the Starting Value.

Determining the Starting Value and the Ending Value

Unless otherwise specified in the applicable term sheet, the following definitions will apply:

The “Valuation Date” will be a day shortly prior to the maturity date of the notes.  The actual Valuation Date will be determined on the pricing date and set forth in the term sheet made available in connection with sales of the notes.

If the Valuation Date is not a trading day (as defined below) or if there is a Market Disruption Event on that day, the Valuation Date will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

Unless otherwise specified in the applicable term sheet, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the NYSE, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Starting Value” of an Underlying Stock will be the price of the Underlying Stock on the Pricing Date determined as set forth in the applicable term sheet.

The “Ending Value” of an Underlying Stock will equal its Closing Market Price on the Valuation Date multiplied by the Price Multiplier.

The “Closing Market Price” means:

(A)
If the Underlying Stock is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes):

a.
the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.
if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.
if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)
If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means for one share of the Underlying Stock the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)
If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

The “Price Multiplier” for the Underlying Stock will be set forth in the applicable term sheet and will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)
the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(2)
the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of that Underlying Stock (or successor to the Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of the Underlying Stock; or

(3)	the determination that the scheduled Valuation Date is not a trading day by reason of any event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)
a decision to permanently discontinue trading in the relevant futures or options contracts related to an Underlying Stock (or any successor underlying stock), will not constitute a Market Disruption Event;

(iii)
a suspension in trading in a futures or options contract on the shares of the  Underlying Stock (or successor to that Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to that Underlying Stock;

(iv)
subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)
for the purpose of clause (1) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier and other terms of the notes, and hence the Ending Value, if an event described below occurs after the pricing date and on or before the Valuation Date and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or the successor to the Underlying Stock.  The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Underlying Stock.

No adjustments to the Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other terms of the notes to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Price Multiplier or any other terms of the notes and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following the occurrence of an event that results in an adjustment to the Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment.  Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the notes, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
the number of shares which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends.  If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of record of shares of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
the number of shares of Underlying Stock which a holder of one share of the Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive.   A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

If an Underlying Stock is an ADR, for purpose of the anti-dilution adjustments set forth above, the calculation agent will consider the effect of any of the relevant events on the Underlying Stock. For example, if a holder of the Underlying Stock receives an extraordinary dividend, the provisions described above would apply to the Underlying Stock. On the other hand, if a spin-off occurs with respect to the Underlying Company, and the Underlying Stock represents both the spun-off security as well as the common shares of the Underlying Company that were represented by the Underlying Stock prior to the spin-off, the calculation agent may determine not to effect the anti-dilution adjustments set forth above. More particularly, the calculation agent may determine not to make an adjustment (1) if holders of the Underlying Stock are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the notes had been linked directly to the common shares of the Underlying Company represented by the Underlying Stock or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying Stock, so that the market price of the Underlying Stock would not be affected by the corporate event in question.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying Stock, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the notes as the calculation agent determines commercially reasonable to account for that event.

Reorganization Events

If after the pricing date and prior to the Valuation Date of the notes, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)
there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the Valuation Date were the fifth business day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the notes will be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the Valuation Date were the fifth business day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

If the notes are accelerated as described in the two preceding paragraphs, you will also receive interest accrued on the notes until the date that the Redemption Amount is paid.  However, upon any such acceleration you will not be entitled to any interest that would have accrued after the date of acceleration.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to the other terms of the notes, including the method of determining the amount payable on the notes described in this section, but may instead make adjustments in its discretion to the Price Multiplier or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock.  We will provide notice of that election to the trustee not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will describe in that notice the actual adjustment made to the Price Multiplier or to other terms of the notes, including the method of determining the amount payable on the notes. For the avoidance of doubt, any delay in furnishing that notice will not impact the validity of the calculation agent’s determination.

Delisting of ADRs or Termination of ADR Facility

If an Underlying Stock is an ADR, which is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock will be deemed to be the Underlying Company’s common shares instead of the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding an Underlying Stock or the related Underlying Company will be derived from publicly available documents. Neither we nor any agent will have independently verified the accuracy or completeness of this information.  Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. Neither we nor any agent will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, the agents, or our respective affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

Although we, the agents, or our respective affiliates may from time to time hold securities issued by the Underlying Company, including shares of the Underlying Stock, we will not control the Underlying Company. An Underlying Company will not have any obligations with respect to the notes. This product supplement and any related term sheet relates only to the notes and does not relate to the Underlying Stock or other securities of the Underlying Company. All disclosures contained in this product supplement or any related term sheet regarding the Underlying Company will be derived from the publicly available documents described above. Neither we nor any of the agents have or will participate in the preparation of the publicly available documents described above. None of us, the agents, or our respective affiliates have made or will make any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. We, the agents, and our respective affiliates make any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are or will be accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, and that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the value of the Underlying Stock on the Valuation Date and therefore could affect your Redemption Amount.  None of us, the agents, or our respective affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

We, the agents, or our respective affiliates may presently or from time to time engage in business, directly or indirectly, with any Underlying Company, including extending loans to, or making equity investments in, any Underlying Company or providing investment banking or advisory services to any Underlying Company, including merger and acquisition advisory services. In the course of that business, we, the agents or our respective affiliates or our subsidiaries or affiliates may acquire non-public information with respect to any Underlying Company.  In addition, one or more of our affiliates may publish research reports with respect to any Underlying Company.

Any prospective purchaser of the notes should undertake an independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, Ending Value, Threshold Value, Price Multiplier, Redemption Amount, Underlying Stock, business days, and trading days.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of its affiliates as the calculation agent for each series of the notes.  However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds.  We will pay interest and the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form, together with accrued and unpaid interest.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the senior indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration, together with accrued and unpaid interest.  In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.  For additional discussion of these matters, please see the discussion in the prospectus under the headings “Description of Debt Securities—Modification and Waiver of the Debt Securities” on page 10 and “—Events of Default” on page 14.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to the distribution agreement described in the “Supplemental Plan of Distribution” on page 27 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable selling agent in order to purchase the notes.

None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes.  You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes  Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Royal Bank of Canada or for any purpose other than that described in the immediately preceding sentence.

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the notes that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If any interest paid or credited or deemed to be paid or credited on the notes is to be calculated by reference to an Underlying Stock which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax. The Canadian withholding tax implications of such an issuance will be described particularly in the relevant term sheet if such notes are offered.

U.S. FEDERAL INCOME TAX SUMMARY

The following is a general description of the material U.S. federal tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding, and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after that date. This discussion applies to you only if you hold your notes as capital assets for tax purposes. This section also does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person subject to the alternative minimum tax,

•	a person that owns notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The tax consequences of any particular note depend on its terms.

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  For example, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes.  If an investor in the notes is not subject to a significant risk that it will lose a significant amount of its investment in the notes, the tax treatment of that note may differ substantially from that described in the discussion below.  There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

This section describes the material United States federal income tax consequences of owning notes to a U.S. holder and to a non-U.S. holder. You are a U.S. holder if you are a beneficial owner of notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. You are a non-U.S. holder if you are a beneficial owner of notes and you are a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property interest, within the meaning of Section 897(c)(1) of the Code.  If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuer of any Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product supplement as income-bearing pre-paid cash settled derivative contracts linked to the Underlying Stock for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.

U.S. Holders

Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and the following discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the U.S. holder’s regular method of accounting. By purchasing the notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the stated periodic interest payments as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described in the preceding paragraph) and the U.S. holder’s tax basis in the notes.  A U.S. holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the notes for more than one year.  The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes.  In particular, if the notes have a term that exceeds one year, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly.  Among other things, a U.S. holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. holder at maturity, or upon a sale or exchange, of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. holder’s prior accruals of original issue discount, and as capital loss thereafter. If the notes have a term of one year or less, it is possible that the notes could be treated as short-term contingent debt instruments. There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes and you should accordingly consult your tax advisor about this potential alternative treatment of the notes

In addition, it is possible that the notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the notes would be affected significantly.

The IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.”  This Notice addresses instruments such as the notes.  According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity.  It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale or exchange of the notes should be treated as ordinary gain or loss.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A U.S. holder’s net investment income will generally include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the notes (including the stated periodic interest payments) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld on the entire amount of stated periodic interest payments made unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by non-U.S. holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing accrued stated periodic interest payments which would be subject to the rules discussed in the previous paragraph) from the sale or exchange of the notes or their settlement at maturity, provided that the non-U.S. holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if that non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a non-U.S. holder of the notes is engaged in the conduct of a trade or business within the U.S. and if periodic stated interest payments and gain realized on the settlement at maturity, sale or exchange of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder generally will be subject to U.S. federal income tax on such periodic stated interest payments and gain on a net income basis in the same manner as if it were a U.S. holder.  Such non-U.S. holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes.  In addition, if such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for (extraordinary) dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we would be entitled to withhold taxes in addition to the withholding tax described above without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective non-U.S. holders of the notes should consult their own tax advisors in this regard.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations, or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning, and disposing of the notes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate holder, we and other payors may be required to report to the IRS all payments on the notes.  In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your notes before maturity within the United States.

In general, backup withholding may apply to any payments made to a U.S. holder if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns. Additionally, backup withholding may apply to any payments made to a non-U.S. holder if such holder fails to provide the required certification that it is not a United States person, or the non-U.S. holder otherwise fails to establish an exemption from backup withholding, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, enacted on March 18, 2010, will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution, unless such institution enters into an agreement with Treasury to collect and provide to Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

In addition, under the Foreign Account Tax Compliance Act, “passthru payments” made by a foreign financial institution to “recalcitrant holders” or non-compliant foreign financial institutions are subject to a 30% U.S. withholding tax. A “recalcitrant holder” generally is a holder of an account with a foreign financial institution that fails to comply with reasonable requests for information that will help enable the relevant foreign financial institution to comply with its reporting requirements. A “passthru payment” is any Withholdable Payment or other payment (including non-U.S. source payments) to the extent attributable to any Withholdable Payment. The IRS has issued a notice indicating that a payment will be attributable to a Withholdable Payment to the extent of a percentage determined by dividing the sum of the foreign financial institution’s U.S. assets by the sum of the institution’s total assets, each as determined on certain testing dates. However, if the proposed Treasury regulations are finalized in their current form, a passthru payment will be any Withholdable Payment and any “foreign passthru payment,” which has yet to be defined.

Pursuant to proposed U.S. Treasury regulations, if finalized in their current form, the withholding tax will not be imposed on payments made under obligations outstanding on January 1, 2013. In addition, the IRS has issued a notice indicating that withholding under the Foreign Account Tax Compliance Act will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes.  Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the securities on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the securities, (y) none of us MLPF&S, or any other placement agent, nor any of our respective affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”).  The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.